Exhibit 10.8

DISTRIBUTION REINVESTMENT PLAN

OF

THIRD POINT PRIVATE CAPITAL INCOME FUND

Third Point Private Capital Income Fund, a Delaware statutory trust (the “Fund”), hereby adopts the following Distribution Reinvestment Plan (the “Plan”) with respect to distributions declared by its board of trustees (the “Board”) on its shares of beneficial interest (the “Shares”).

1.	Participation; Agent. The Fund’s Plan is available to shareholders of record of the Shares. Each shareholder shall automatically be enrolled in the Plan by State Street Bank and Trust Company, the Plan administrator, and the Fund’s transfer agent and dividend disbursing agent (collectively, the “Plan Administrator”). The Plan Administrator, acting as agent for each participant in the Plan, will apply income dividends or capital gains or other distributions (each, a “Distribution” and collectively, “Distributions”), net of any applicable U.S. withholding tax, that become payable to such participant on Shares (including Shares held in the participant’s name and Shares accumulated under the Plan), to the purchase of additional whole and fractional Shares of the same class for such participant.

2.	Eligibility and Election to Participate. Participation in the Plan is limited to registered owners of Shares. The Fund’s Board reserves the right to amend or terminate the Plan. Shareholders automatically participate in the Plan, unless and until an election is made to withdraw from the Plan on behalf of such participating shareholder. If participating in the Plan, a shareholder is required to include all of the Shares owned by such shareholder in the Plan.

3.	Procedure for Participation. No action will be required on the part of a shareholder to participate in the Plan (each such shareholder, a “participant”). If a shareholder opts out of the Plan by completing such election on their subscription agreement, such shareholder may subsequently elect to become a participant in the Plan by completing and executing an enrollment form or any appropriate authorization form as may be available from the Fund or the Plan Administrator. Participants may also subsequently enroll or terminate participation in the Plan by notifying the Plan Administrator.

4.	Share Purchases. When the Fund declares a Distribution, the Plan Administrator, on the participant’s behalf, will receive additional authorized Shares from the Fund. The number of Shares to be received when Distributions are reinvested will be determined by dividing the amount of the Distribution by the Fund’s most recent net asset value per Share of the applicable class. There will be no sales load charged on Shares issued to a participant under the Plan. In making purchases for the accounts of participants, the Plan Administrator may commingle the funds of one participant with those of other participants in the Plan. All Shares purchased under the Plan will be held in the name of each participant. In the case of shareholders, such as banks, brokers or nominees, that hold Shares for others who are beneficial owners participating under the Plan, the Plan Administrator will administer the Plan on the basis of the number of Shares certified from time to time by the record shareholder as representing the total amount of Shares registered in the shareholder’s name and held for the account of beneficial owners participating under the Plan.

5.	Timing of Purchases. The Fund expects to issue Shares pursuant to the Plan immediately following each Distribution payment date. The Plan Administrator will make every reasonable effort to reinvest all Distributions on the date they are paid by the Fund, except where necessary to comply with applicable securities laws. If, for any reason beyond the control of the Plan Administrator, reinvestment of the Distributions cannot be completed within thirty (30) days after the applicable Distribution payment date, funds held by the Plan Administrator on behalf of a participant will be distributed to that participant.

6.	Account Statements. The Plan Administrator will maintain all shareholder accounts and furnish, or cause to be furnished, written confirmations of all transactions in such accounts, including information needed by shareholders for personal and tax records. Shares will be held in noncertificated form in the name of the shareholder, and each shareholder’s proxy, if any, will include those Shares purchased pursuant to the Plan. The Plan Administrator will confirm to each participant each acquisition made pursuant to the Plan as soon as practicable. No less frequently than quarterly, the Plan Administrator will provide to each participant an account statement showing the Distribution, the number of Shares purchased with such Distribution, and year-to-date and cumulative Distributions paid. The Plan Administrator will also distribute, or cause to be distributed all proxy solicitation materials, if any, to participating shareholders.

7.	Expenses. There will be no direct expenses to participants for the administration of the Plan. There is no direct service charge to participants with regard to purchases under the Plan; however, the Fund reserves the right to amend the Plan to include a service charge payable by the participants. Administrative fees associated with the Plan will be paid by the Fund.

8.	Taxation of Distributions. The reinvestment of Distributions does not relieve the participant of any taxes which may be payable on such Distributions.

9.	Voting of Shares. Shares issued pursuant to the Plan will have the same voting rights as the Shares issued pursuant to the Fund’s private offering of Shares.

10.	Absence of Liability. Neither the Fund nor the Plan Administrator shall have any responsibility or liability beyond the exercise of ordinary care for any action taken or omitted pursuant to the Plan, nor shall they have any duties, responsibilities or liabilities except as expressly set forth herein. Neither the Fund nor the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability: (a) arising out of the failure to terminate a participant’s account prior to receipt of written notice of such participant’s death; or (b) with respect to prices at which Shares are purchased or sold for the participant’s account and the terms on which such purchases and sales are made. NOTWITHSTANDING THE FOREGOING, LIABILITY UNDER THE U.S. FEDERAL SECURITIES LAWS CANNOT BE WAIVED.

11.	Termination of Participation. A participant who does not wish to have Distributions automatically reinvested may terminate participation in the Plan at any time by submitting written instructions to that effect to the Plan Administrator. To be effective for a particular Distribution, such written instructions must be received by the Plan Administrator at least ten (10) business days prior to the record date for that Distribution. If the notice is not received by such time, the shareholder will receive that Distribution in Shares through the Plan, and the termination will be effective only with respect to subsequent Distributions. Shareholders who participate in the Plan and hold Shares through a broker or other financial intermediary may opt out of the Plan and receive Distributions in cash by notifying their broker or financial intermediary of their election. Investors who participate in the Plan through a brokerage account may be unable to transfer their Shares to another broker and continue participating in the Plan.

12.	Amendment, Supplement, Termination, and Suspension of Plan. This Plan may be amended, supplemented, or terminated by the Fund at any time upon thirty (30) days’ notice to shareholders. The amendment or supplement shall be filed with the Securities and Exchange Commission as an exhibit to a subsequent appropriate filing made by the Fund and shall be deemed to be accepted by each participant unless, prior to its effective date thereof, the Plan Administrator receives written notice of termination of the participant’s account. Amendment may include an appointment, by the Fund or the Plan Administrator with the approval of the Fund, of a successor agent, in which event such successor shall have all of the rights and obligations of the Plan Administrator under this Plan. The Fund may suspend the Plan at any time without notice to the participants.

13.	Governing Law. This Plan, the authorization form signed by the participant (which is deemed a part of this Plan) and the participant’s account shall be governed by and construed in accordance with the laws of the State of Delaware.